EXHIBIT 5

[STAPLES LETTERHEAD]

June 9, 2009

Staples, Inc.

500 Staples Drive

Framingham, Massachusetts 01702

Re:	Amended and Restated 1998 Employee Stock Purchase Plan, as amended
Amended and Restated International Employee Stock Purchase Plan, as amended

Ladies and Gentlemen:

I have assisted in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”)  to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 8,500,000 shares of common stock, $0.0006 par value per share (the “Shares”), of Staples, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Amended and Restated 1998 Employee Stock Purchase Plan, as amended, and Amended and Restated International Employee Stock Purchase Plan, as amended (the “Plans”).

I have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. I assume no obligation to revise or supplement this opinion should the present laws, or the interpretation therof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ MARK A. WEISS
Mark A. Weiss
Vice President, Assistant General Counsel